RUBY TUESDAY, INC. AND SUBSIDIARIES

EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE
(IN THOUSANDS EXCEPT PER-SHARE DATA)
                                                    Fiscal Year Ended
                                            June 6,      May 31,      June 1,
                                             1998         1997         1996


BASIC EARNINGS PER COMMON AND COMMON
  EQUIVALENT SHARE

Weighted-average common shares outstanding   33,205      35,190       34,626

  Net income (loss).......................  $29,080     $25,045      $(2,884)


Basic earnings (loss) per common and
  common equivalent share.................  $  0.88      $ 0.71      $ (0.08)




                                                   Fiscal Year Ended
                                            June 6,      May 31,      June 1,
                                             1998         1997         1996

DILUTED EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARE

Weighted-average common shares outstanding   33,205      35,190       34,626
Dilutive effect of stock options..........    1,365         560          751

Number of shares used in computation of
  diluted earnings per share..............   34,570      35,750       35,377

  Net income (loss).......................  $29,080     $25,045      $(2,884)

Diluted earnings (loss) per common
  and common equivalent share.............  $  0.84      $ 0.70      $ (0.08)



     Weighted average shares and all per-share data for prior years have been restated to give effect to common stock dividends and common stock splits through June 6, 1998 and the adoption of FAS 128.